Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Encore Energy Partners GP LLC Long-Term Incentive Plan of our report dated May 3, 2007 with respect to the carve out financial statements of Encore Energy Partners LP Predecessor, our report dated May 3, 2007 with respect to the consolidated balance sheet of Encore Energy Partners GP LLC, and our report dated May 3, 2007 with respect to the consolidated balance sheet of Encore Energy Partners LP, included in the Amended Registration Statement (Form S-1/A) and related Prospectus of Encore Energy Partners LP filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Fort Worth, Texas
October 29, 2007